Exhibit 2.2

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT, dated as of August 15, 2011 (this “Agreement”), is by and among Raphael Holding Company, a Delaware corporation (“Parent”), Raphael Acquisition Corp., a Wisconsin corporation (“Merger Sub”), Renaissance Learning, Inc., a Wisconsin corporation (the “Company”), and each of the other parties signatory hereto (each a “Shareholder” and collectively the “Shareholders”).

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; terms defined in the Merger Agreement and not otherwise defined herein being used herein as therein defined), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company surviving as an indirect, wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof the Shareholders owned of record, and had the right to vote, 20,175,139 shares (and each Shareholder owned the number of such shares set forth beside such Shareholder’s name on the signature page hereto) of Company Common Stock (such shares of Company Common Stock, together with any other shares of Company Common Stock acquired by any Shareholder by purchase or otherwise from the date hereof through the termination of this Agreement, are collectively referred to herein as the Shareholders’ “Subject Shares”);

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Shareholders agree, and each of the Shareholders has agreed, to enter into this Agreement; and

WHEREAS, as a condition and inducement to the Shareholders’ willingness to enter into this Agreement, the Shareholders have requested that the Company agree, and the Company has agreed, to certain indemnification, access and other matters as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
VOTING AGREEMENT

Section 1.01  Voting Agreement.

(a)  Each Shareholder irrevocably and unconditionally agrees to vote, or cause the holder of record on any applicable record date to vote, all Subject Shares that such Shareholder beneficially owns or controls in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger at any meeting of the shareholders of the Company (whether annual or special, and at each adjourned or postponed meeting) at which the Merger Agreement and the Merger are submitted for the consideration.

(b)  Each Shareholder hereby irrevocably and unconditionally agrees to vote all Subject Shares that such Shareholder is entitled to vote against the approval of (i) any Takeover Proposal, (ii) any extraordinary dividend or distribution by the Company or any Company Subsidiary and (iii) any material change in the capital structure of the Company or any Company Subsidiary.

(c)  Notwithstanding the foregoing or anything to the contrary contained herein, the obligations of the Shareholders under this Section 1.01 shall be suspended if the Company Board effects an Intervening Recommendation Change; provided, that such obligations shall be reinstated at such time, if any, that the Company Board or a committee thereof withdraws or publicly proposes to withdraw the Intervening Recommendation Change or approves or recommends, or publicly proposes to approve or recommend, the Merger Agreement.

(d)  For the avoidance of doubt, each Shareholder agrees that the obligations of the Shareholders specified in this Section 1.01 shall not be affected by (i) any Change in Recommendation (other than an Intervening Recommendation Change) or (ii) any breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

(e)  Each Shareholder hereby agrees that any agreements among the Shareholders or any of them that could be construed to limit their respective rights to enter into this Agreement, perform hereunder, or restrict the Company’s ability to consummate the Merger are amended to the full extent necessary to assure that entering into this Agreement and performance hereunder are permitted under each such agreement without breach thereof.

(f)  For the avoidance of doubt, the agreements in this Section 1.01 shall not prevent any Shareholder from taking any action expressly permitted by Section 5.01 below.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Shareholders that:

Section 2.01  Organization and Good Standing.  The Company is a legal entity duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its jurisdiction of incorporation.

Section 2.02  Authorization; Execution; Enforceability.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.03  No Third Party Consents; No Violations.

(a)  No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, or any actions required to be taken, by the Company from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b)  The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, any governing documents of the Company, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company pursuant to, (1) any Contract binding upon the Company or (2) any Law to which the Company is subject.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Shareholders that:

Section 3.01  Organization and Good Standing.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its respective jurisdiction of incorporation or organization.

Section 3.02  Authorization; Execution; Enforceability.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within Parent’s and Merger Sub’s corporate or similar powers and have been duly and validly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.03  No Third Party Consents; No Violations.

(a)  No notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, or any actions required to be taken, by Parent or Merger Sub from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than (i) applicable requirements, if any, of (1) the Exchange Act, (2) state securities or “blue sky” Laws, (3) the WBCL to file the Articles of Merger or other appropriate documentation, and (4) NASDAQ, (ii) those required by applicable Antitrust Laws, including the HSR Act, and (iii) where the failure to obtain such consents, registrations, permits, approvals or authorizations or to make such notifications, reports or other filings, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

(b)  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, any governing documents of Parent or Merger Sub, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, (1) any Contract binding upon Parent or Merger Sub or (2) any Law to which Parent or Merger Sub is subject.

Section 3.04  Independent Review, Non-Reliance.  Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and the Company Subsidiaries.  In connection with entering into this Agreement and the Merger Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company and the Shareholders contained in the Merger Agreement and this Agreement.  Parent also acknowledges and agrees that, except for the representations and warranties expressly set forth in the Merger Agreement and this Agreement, neither it nor Merger Sub has relied upon any representations or warranties of any nature made by or on behalf of or imputed to the Company or any of the Shareholders.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company or the Shareholders certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder, severally and not jointly, represents and warrants to Parent that:

Section 4.01  Organization and Good Standing.  If such Shareholder is an entity, such Shareholder is duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its respective jurisdiction of incorporation or organization.

Section 4.02  Authorization; Execution; Enforceability.  If such Shareholder is an entity, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within such Shareholder’s corporate or similar powers and have been duly and validly authorized by all necessary corporate or similar action on the part of such Shareholder and no other corporate or similar proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  If such Shareholder is an individual, such Shareholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.03  No Third Party Consents; No Violations.

(a)  No notices, reports or other filings are required to be made by such Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, or any actions required to be taken, by such Shareholder from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby.

(b)  The execution, delivery and performance of this Agreement by such Shareholder do not, and the consummation by such Shareholder of the transactions contemplated hereby will not, constitute or result in (i) if such Shareholder is an entity, a breach or violation of, or a default under, any governing documents of such Shareholder, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of such Shareholder pursuant to, (1) any Contract binding upon such Shareholder or (2) any Law to which such Shareholder is subject.

Section 4.04  Ownership of Subject Shares.  Except for transfers of Subject Shares expressly permitted  by Section 5.01 below:

(a)  such Shareholder is the record owner of, and has the right to vote, such Shareholder’s Subject Shares, free and clear of any Lien (including any restriction on the right to vote or otherwise dispose of such Shareholder’s Subject Shares), other than those Liens that would not impede in any manner such Shareholder’s ability to perform this Agreement in any material respect;

(b)  none of such Shareholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or instrument with respect to the voting of such Subject Shares; and

(c)  such Shareholder is not the beneficial owner of any shares of Company Common Stock or other voting securities or instruments of the Company, other than the Subject Shares, shares owned by the trusts listed on Exhibit A (each a “Trust” and collectively the “Trusts”) and, in the case of Alexander F. Paul, additional shares owned by his wife, Carolyn M. Paul.

Section 4.05  Other Representations.

(a)  Each Shareholder has received and reviewed a copy of the Merger Agreement and each Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

(b)  Except for the Company’s financial advisor as provided in Section 2.23 of the Merger Agreement, no broker, investment bank, financial advisor, employee or affiliate of the Company or any other Person is entitled to any broker’s, finder’s, financial advisor’s, success or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder.

ARTICLE 5
COVENANTS OF SHAREHOLDERS

Section 5.01  No Inconsistent Proxies.

(a)  Each Shareholder hereby covenants and agrees that, except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, power of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares in a manner inconsistent, or that is reasonably likely to be exercised in a manner inconsistent, with the terms of this Agreement, (ii) sell, assign, transfer, gift-over, hedge, pledge, encumber or otherwise dispose of, or enter into any Contract or other arrangement or understanding with respect to the sale, assignment, transfer, gift-over, hedge, pledge, encumbrance or other disposition of, any Subject Shares during the term of this Agreement except for transfers to any person or entity who is subject to this Agreement or (iii) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of Shareholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing.  Any action taken in violation of the foregoing sentence shall be null and void ab initio, and each Shareholder agrees that any such prohibited action may and should be enjoined.

(b)  If any involuntary transfer of any of the Subject Shares shall occur (including a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

(c)  Each Shareholder agrees that each Shareholder shall not, and shall not authorize or permit any of such Shareholder’s agents, representatives, advisors, employees, officers or directors to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any shares of Company Common Stock, Company Options or any other voting securities of the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement.

(d)  Notwithstanding the foregoing, each Shareholder may make (i) transfers of Subject Shares by will or by operation of law or other transfers for estate planning or charitable purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such transfer and (ii) transfers as Parent may otherwise agree in writing in its sole discretion.

(e)  If so requested by Parent, each Shareholder agrees that the Subject Shares shall bear a legend stating that they are subject to this Agreement, provided such legend shall be removed upon the valid termination of this Agreement.

Section 5.02  No Solicitation of Takeover Proposals.  Subject to Section 5.08, each Shareholder, in such Shareholder’s capacity as a beneficial owner of the Subject Shares, agrees that it shall not, (a) solicit, initiate, or knowingly facilitate, cooperate with or knowingly encourage (including by way of furnishing non-public information or data) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (b) engage in, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any other party information or data in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal, (c) enter into any letter of intent, agreement, contract or agreement in principle with respect to a Takeover Proposal or (d) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations under the Merger Agreement or fail to consummate the Merger.

Section 5.03  Non-Competition.  Each of Terrance Paul and Judith Paul (the “Primary Shareholders”) agrees and acknowledges that in order to assure Parent and Merger Sub that the Company will retain its value as a going concern, it is necessary that, during the Restricted Period (as defined below), the Primary Shareholders undertake not to utilize their special confidential knowledge of the Company and its relationship with clients or customers to compete with the Parent and Merger Sub.  Each of the Primary Shareholders further agrees and acknowledges that, during the Restricted Period, the Company could be irreparably damaged if they were to engage in a business similar to, or competitive with, the Business (as defined below).  Therefore, as an inducement for Parent and Merger Sub to enter into the Merger Agreement, each of the Primary Shareholders hereby agrees, severally and not jointly, that during the period which shall commence at the time of the Effective Time and shall terminate five (5) years from the Closing Date (the “Restricted Period”), such Primary Shareholder shall not directly or indirectly (including through any Affiliate of such Primary Shareholder): (a) own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, creditor, salesperson, guarantor, advisor, member of the board of directors of, employee of or consultant of any company, business, venture or activity, or any division, group, or other subset of any company, business or venture, that engages in, or is developing, a business that is competitive with, the Business or any substantive part thereof (each a “Competitor”) within the world; or (b) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Company prior to the Closing Date.  For the purpose of this Agreement, “Business” means the business of the Company, as conducted as of the date of this Agreement, of providing computer-based assessment technology and school improvement programs for pre-kindergarten through senior high (pre-K-12) schools and districts.  Notwithstanding the foregoing, (A) each Primary Shareholder may own securities in any Competitor or Affiliate of a Competitor that is a publicly held corporation, but only to the extent that such Primary Shareholder does not own, of record or beneficially, more than 2% (two percent) of the outstanding beneficial ownership of any such Competitor or Affiliate and (B) nothing in this Agreement shall limit the Primary Shareholders’ investment in or involvement with the LENA Foundation in connection with any of its present activities or with or in charter or private schools.  The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

Section 5.04  No Solicitation of Company Employees and Customers.

(a)  During the Restricted Period, no Primary Shareholder shall, directly or indirectly, for such Primary Shareholder or on behalf of or in conjunction with any other Person, employ, engage, solicit or attempt to solicit, recruit, or receive or accept the performance of services by, any employee of the Company; provided, however, that a general solicitation of employment through a mass publication media shall not be deemed to violate the provisions hereof.  Each Primary Shareholder shall use commercially reasonable efforts to communicate the restrictions imposed by this Section 5.04 to all Persons who would reasonably be expected to engage in such solicitations or make such offers of employment on their behalf and instruct such Persons to comply with such restrictions.

(b)  During the Restricted Period, no Primary Shareholder shall, directly or indirectly, for such Primary Shareholder or on behalf of or in conjunction with any other Person:

(i)  solicit any Person who is a customer of the Company with respect to the Business; or

(ii)  cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Company to cease doing business with the Company or in any way interfere with its relationship with the Company.

For the avoidance of doubt, nothing in this Section 5.04(b) shall prevent the Primary Shareholders from soliciting, recruiting or hiring teachers, administrators or other school personnel (including customers of the Company) for employment, voluntary service or otherwise at charter or private schools with which the Primary Shareholders become affiliated.

(c)  Each Primary Shareholder shall refer all inquiries regarding the Business, products and services of the Company to Parent.

Section 5.05  Confidentiality.  From and after the Closing, subject to the terms and conditions of Article 7 and Article 8, each Primary Shareholder shall use, and shall cause each of its Affiliates to use, its reasonable best efforts to hold in confidence and not, without the prior written approval of Parent and the Company, disclose to any Person other than Parent, the Company or representatives of such Primary Shareholder who are subject to an obligation of confidentiality, any information of any kind relating to the Company, unless:  (i) such information becomes generally known to the public through no fault of the Primary Shareholders, or (ii) the Primary Shareholders reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the Company or the Primary Shareholders or is otherwise compelled to be disclosed under applicable Law; provided, however, that prior to disclosing any information pursuant to clause (i) or (ii) above (except in the case of a lawsuit by the Primary Shareholders against Parent), the Primary Shareholders shall give prior written notice thereof to Parent and provide Parent with the opportunity to contest such disclosure and shall cooperate with efforts to prevent or otherwise limit such disclosure.

Section 5.06  Non-Disparagement.  As long as the Company continues to conduct the type of business which it currently conducts, each Primary Shareholder agrees that, other than as is necessary to respond to any legal or regulatory process or proceeding or to give appropriate testimony or file any necessary documents in any legal or regulatory process or proceeding or as may be required by Law, such Primary Shareholder will not, and will cause its Affiliates not to, make any public or private, oral or written statements that disparage, denigrate or malign (a) the Parent, the Company or any of their respective Affiliates, successors, assigns or investors or any of their respective officers, directors, employees or agents or (b) any of the Company’s, the Parent’s or any of their respective Affiliates’ products or services.  This Section 5.06 shall terminate with respect to non-public statements upon the conclusion of the Restricted Period and with respect to all other statements on the tenth anniversary of the Effective Time.

Section 5.07  Blue-Penciling.  Each Primary Shareholder agrees that the territorial, time and scope limitations of the restrictive covenants set forth in Sections 5.03, 5.04, 5.05 and 5.06 are reasonable and that Parent has a legitimate business interest justifying the restrictions contained in these Sections.  In the event that any court determines that the territorial, time and/or scope limitations are unreasonable and that such provision(s) is to that extent unenforceable, the parties agree to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

Section 5.08  Merger Agreement and Legal Duties.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent: (a) any Shareholder from, as a member of the Board of Directors of the Company and in his or her capacity as such, (i) participating in or facilitating any action that the Company or its Board of Directors, or members thereof, are permitted to take under the Merger Agreement or (ii) taking any action that a director of the Company determines in good faith that he or she must take given his or her fiduciary duties or in order to comply with applicable Law; or (b) the Shareholders from negotiating a shareholders or similar agreement with a third party if the conditions for negotiating an Acquisition Agreement with such party, as set forth in the Merger Agreement, have been satisfied.

ARTICLE 6

SHAREHOLDER MAXIMUM LIABILITY

Section 6.01  Indemnification.  From and after the Closing, the Company shall, and Parent shall cause the Company to, indemnify each Shareholder and each of the Trusts against, and hold each Shareholder and each of the Trusts harmless from, any and all Losses incurred or suffered by such Shareholder or Trust arising out of, related to or in connection with any claim by Parent, Merger Sub or any of their respective Affiliates (i) related to the Merger Agreement or (ii) the transactions contemplated by the Merger Agreement.  For purposes of this Agreement, “Losses” shall mean any and all losses, damages, costs, expenses, liabilities, obligations, judgments and claims of any kind (including attorneys’ fees and all expenses and costs of investigation and litigation).

Section 6.02  Contribution.  If the indemnification of a Shareholder or a Trust provided for in Section 6.01 is for any reason held unenforceable or invalid, although otherwise applicable in accordance with its terms, the Company agrees to contribute, and Parent agrees to provide such funds to the Company as may be necessary for such contribution, to the Losses for which such indemnification is held unenforceable or invalid in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Shareholders and the Trusts, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative fault of the Company shall be deemed to be 99.99%, and the relative fault of the Shareholders and the Trusts, taken together, shall be deemed to be 0.01%.

Section 6.03  Shareholder Maximum Liability.  The maximum aggregate liability of the Shareholders for damages in connection with breaches of the Merger Agreement or this Agreement if the Closing does not occur (“No Closing Breaches”) shall be limited to the Shareholder Liability Limitation (as defined below), and, in no event shall Parent or Merger Sub be permitted to obtain, nor shall they permit any Parent Representative to obtain, any monetary recoveries or awards in connection with No Closing Breaches in excess of the Shareholder Liability Limitation against any of the Shareholders.  “Shareholder Liability Limitation” means an amount equal to $26,000,000.  For the avoidance of doubt, in the event the Closing occurs, no Shareholder shall have any liability to Parent, Merger Sub or any of their respective Affiliates for any acts or omissions of any Shareholder, the Company or any Company Representative that occurred, or facts or circumstances that existed, prior to Closing.

ARTICLE 7

ACCESS TO INTELLECTUAL PROPERTY; FUTURE PUBLICATIONS

Section 7.01  Access to Intellectual Property.  From and after the Closing, the Company shall afford the Primary Shareholders reasonable access to all non-confidential Intellectual Property owned or licensed by the Company (including unpublished research or information relating to the history of the Company owned or licensed by the Company or any Company Subsidiary, and to employees of the Company who have or are aware of such research or information), for the sole purpose of their research whether or not in connection with the books and other publications discussed in Section 7.02; provided, however, that the Primary Shareholders have provided advance written notice to the Company requesting such access and obtained the prior written consent of the Company, which consent shall not be unreasonably delayed or withheld.

Section 7.02  Future Publications.  Parent and the Company hereby agree to waive any and all rights and interests in any future books or other publications authored by the Primary Shareholders and acknowledge and agree that neither Parent nor the Company shall be entitled to any revenues, proceeds or royalties of any kind resulting from such books or other publications.  The Primary Shareholders shall be permitted to use, reference or disclose confidential information of the Company, including confidential Intellectual Property, in any authored book or other publication, provided that the Primary Shareholders have obtained the prior written consent of the Company for such use, reference or disclosure, which consent shall not be unreasonably delayed or withheld.

ARTICLE 8

AMENDED AND RESTATED AGREEMENT AND LICENSE

At the Closing, the Company shall, and Terrance D. Paul and Judith Ames Paul shall cause Base Camp Learning Solutions, Inc. to, enter into an Amended and Restated Agreement and License in substantially the form attached hereto as Exhibit B.

ARTICLE 9

TERMINATION

This Agreement shall automatically terminate without any further action of any party on the date of termination of the Merger Agreement in accordance with its terms.

In the event of the termination of this Agreement as provided in this Article 9, this Agreement shall forthwith be of no further force and effect, without any liability on the part of any party hereto and their respective directors, officers, employees, partners, members or shareholders and all rights and obligations of any party hereto shall cease, provided that nothing contained herein shall relieve any party hereto from Losses suffered by the other parties hereto arising out of any intentional or willful breach arising prior to termination or fraud by such breaching party. All articles of this Agreement shall survive the Effective Time except Article 1 and Sections 5.01 and 5.02.

ARTICLE 10
MISCELLANEOUS

Section 10.01  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), one (1) Business Day after being delivered by an express courier (with confirmation of receipt), or when sent by facsimile or e-mail (with confirmation of receipt), in each case to the parties at the following addresses or facsimile numbers, as the case may be (or at such other address or facsimile number for a party as shall be specified by like changes of address or facsimile number) and shall be effective upon receipt:

(a)  if to Parent, Merger Sub or the Company, to the applicable address set forth in the Merger Agreement; and

(b)  if to a Shareholder, to the address set forth under such Shareholder’s name on the signature page hereto.

Section 10.02  Amendment.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 10.03  Costs and Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.04  Assignment and Successors.  This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Merger Sub may assign all or any of their respective rights hereunder to any Affiliate, provided that no such assignment shall relieve Parent or Merger Sub of their obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 10.05  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

Section 10.06  Counterparts.  This Agreement may be executed in two (2) or more counterparts and by exchange of original, facsimile and/or Portable Document Format (a/k/a “.PDF”) signature pages, all of which shall be considered one and the same agreement and shall become effective when counterparts of such signature pages have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart signature page.

Section 10.07  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.08  Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference will be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires (a) “or” is disjunctive but not necessarily exclusive, (b) words in the singular include the plural and vice versa, and (c) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require.  No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto.  The Exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 10.09  Enforcement.

(a)  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.  With respect to disputes arising out of or relating to this Agreement, the parties hereby (i) submit to the exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York (and appellate courts thereof), (ii) agree not to object to venue in such courts or to claim that such forum is inconvenient, and (iii) agree that notice or the service of process in any Proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 10.01.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

(b)  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.10  Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 10.11  Acknowledgment; Non-Reliance; Limitation of Damages.

(a)  Each of Parent, Merger Sub and the Company acknowledges that each Shareholder signs solely in its capacity as the record or beneficial (as applicable) owner of the Subject Shares and nothing herein shall limit or affect any actions taken by such Shareholder, or require such Shareholder to take any action, in his or her capacity as an officer or director of the Company.  Parent and Merger Sub acknowledge and agree that except for representations and warranties expressly set forth in this Agreement, neither the Shareholders nor any representatives of the Shareholders have made any representation or warranty, express or implied, in connection with this Agreement, the Merger Agreement or the Parent’s and the Merger Sub’s investigation of the Company.  The Parent and the Merger Sub acknowledge and agree that the Shareholders shall have no liability to the Parent or the Merger Sub or any of the Parent Representatives for any breach of the Merger Agreement.

(b)  Without limiting the generality of Section 10.11(a), Parent and Merger Sub acknowledge and agree that none of the Company, any of the Company Representatives, any of the Shareholders or any representatives of the Shareholders have made any representation or warranty, including with respect to (i) any projections, forecasts, or forward-looking statements made or made available to Parent or Merger Sub or any of the Parent Representatives or (ii) any memoranda, charts, summaries, schedules or other information about the Company or the Company Subsidiaries made available to Parent or Merger Sub or any of the Parent Representatives (including any information prepared by any financial advisor to the Company), except as expressly set forth in the Merger Agreement and this Agreement.  Parent and Merger Sub acknowledge and agree that none of the Company, any of the Company Representatives, any of the Shareholders or any representatives of the Shareholders shall have any liability to Parent or Merger Sub or any of the Parent Representatives relating to or resulting from the use of any information, written or oral, relating to the Company or the Company Subsidiaries (collectively, the “Information”) or any errors or inaccuracies contained therein or omissions therefrom, except in the case of (1) the Company for any liability resulting from the breach of its representations, warranties, covenants and agreements expressly set forth in the Merger Agreement or this Agreement but only to the extent provided in the Merger Agreement or this Agreement or (2) the Shareholders for any liability resulting from the breach of their representations, warranties, covenants and agreements expressly set forth in this Agreement but only to the extent provided in this Agreement.  Parent and Merger Sub also agree that neither they nor any of the Parent Representatives has relied upon any representations or warranties of any nature made by or on behalf of or imputed to the Company, any of the Company Representatives, any of the Shareholders or any representatives of the Shareholders (other than those set forth in this Agreement or the Merger Agreement), and Parent and Merger Sub acknowledge that, in entering into this Agreement, they have relied solely on their own investigation of the Company and the representations and warranties expressly set forth in this Agreement and the Merger Agreement, subject to the limitations and restrictions specified herein and therein.

(c)  Parent and Merger Sub acknowledge and agree that none of the Company, any of the Company Representatives, any of the Shareholders or any representatives of the Shareholders shall have any liability to Parent or Merger Sub or any of the Parent Representatives relating to or resulting from the use of the Information or any errors or inaccuracies contained therein or omissions therefrom, except in the case of (i) the Company for any liability resulting from the breach of its representations, warranties, covenants and agreements expressly set forth in the Merger Agreement or this Agreement but only to the extent provided in the Merger Agreement or this Agreement or (ii) the Shareholders for any liability resulting from the breach of their representations, warranties, covenants and agreements expressly set forth in this Agreement but only to the extent provided in this Agreement.

(Intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

PARENT

Raphael Holding Company

By: /s/ Brian Ruder
Print Name: Brian Ruder
Title: President

MERGER SUB:

Raphael Acquisition Corp.

By: /s/ Brian Ruder
Print Name: Brian Ruder
Title: President

COMPANY:

Renaissance Learning, Inc.

By: /s/ Glenn R. James
Print Name: Glenn R. James
Title: CEO

SHAREHOLDERS SIGNATURE PAGE TO THE SHAREHOLDERS AGREEMENT
Shares of Company Common Stock
/s/ Terrance D. Paul
Terrance D. Paul 1050 Walnut St #401 Boulder Colorado 80302-5143 /s/ Judith A. Paul	7,643,825
Judith A. Paul 1050 Walnut St #401 Boulder Colorado 80302-5143	7,643,825
GLOBAL EQUITY HOLDING PARTNERSHIP BY: GLOBAL EQUITY HOLDING FUND I, L.P., General Partner By: /s/ Terrance D. Paul Terrance D. Paul, General Partner By: /s/ Judith A. Paul Judith A. Paul, General Partner BY: GLOBAL EQUITY HOLDING FUND II, L.P., General Partner By: /s/ Terrance D. Paul Terrance D. Paul, General Partner By: /s/ Judith A. Paul Judith A. Paul, General Partner	439,560

SHAREHOLDERS SIGNATURE PAGE

TO THE SHAREHOLDERS AGREEMENT

Shares of Company Common Stock
/s/ Louis S. Harrison Louis S. Harrison, Trustee of Terrance Paul 2009 GRAT Harrison & Held LLP 333 West Wacker Dr Suite 1700 Chicago IL 60606-1247	2,000,000
/s/ Robert S. Held Robert S. Held, Trustee of Judith Paul 2009 GRAT Harrison & Held LLP 333 West Wacker Dr Suite 1700 Chicago IL 60606-1247	2,000,000
/s/ Alexander F. Paul Alexander F. Paul, Trustee of Judith Paul 2008 GRAT 1050 Walnut St #401 Boulder Colorado 80302-5143	183,987
/s/ Mia P. Moe Mia P. Moe, Trustee of Terrance Paul 2008 GRAT 1050 Walnut St #401 Boulder Colorado 80302-5143	183,986
/s/ Mia P. Moe Mia P. Moe, Trustee of Alexander Paul Investment Trust 1050 Walnut St #401 Boulder Colorado 80302-5143	39,978

SHAREHOLDERS SIGNATURE PAGE

TO THE SHAREHOLDERS AGREEMENT

Shares of Company Common Stock

/s/ Alexander F. Paul Alexander F. Paul, Trustee of Mia Moe Investment Trust 1050 Walnut St #401 Boulder Colorado 80302-5143	39,978

EXHIBIT A

ALEXANDER F. PAUL CHILD’S TRUST

MIA T. MOE CHILD’S TRUST

ALYSSA M. MARIA CHILD’S TRUST

BLISS E. COHEN CHILD’S TRUST

The following entity serves as trustee for each of the foregoing Trusts:

Tahoe Management Company, Inc.
400 South Rampart
Suite 400
Las Vegas, NV 89145-5725

EXHIBIT B

Amended and Restated Agreement and License

This Amended and Restated Agreement and License (this “Agreement”) is made and entered into as of the Effective Date (defined below) by and between Renaissance Learning, Inc., a Wisconsin corporation with its principal place of business at Wisconsin Rapids, Wisconsin (the “Company” or “RL”) and Base Camp Learning Solutions, Inc., a Delaware corporation with its principal place of business at Boulder, Colorado (“BCLS”).

WHEREAS, BCLS desires to use (solely for the Purpose, defined below) the Company’s current and future software products and services in various learning environments on the same basis as other school district customers of the Company;

WHEREAS, the Company is willing to grant BCLS a license for such use on the terms and conditions of this Agreement; and

WHEREAS, this Agreement amends, restates and supersedes in its entirety that certain Renaissance Learning, Inc. and Base Camp Learning Solutions, Inc. Agreement and License, dated as of October 31, 2007.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby agreed between the parties as follows:

1.  DEFINITIONS

Definitions as used in this Agreement:

a)

“Software” means the software provided by RL pursuant to this Agreement, including the current and future versions of Renaissance Place, Accelerated Reader Enterprise, Accelerated Reader, Accelerated Math Enterprise, Accelerated Math, STAR Reading, STAR Early Literacy, STAR Math and Math Facts in a Flash, together with all subsequent RL-authorized updates, replacements, modifications or enhancements thereof and Documentation that RL makes generally-available to its customers in connection therewith.

b.

“Services” means all support services provided by RL pursuant to this Agreement.

c.

“Materials” means the hardware, books, videos, and other tangible products (excluding Software) provided by RL pursuant to this Agreement.

d.

“Documentation” means the user guides, reference manuals, and installation information provided by RL to BCLS.

e.

“Effective Date” means the date set forth immediately preceding the signatures at the end of this agreement.

f.

“Paul Family” means the family and descendants of Terrance D. Paul and Judith A. Paul.

g.

“Purpose” means the internal educational use of the Paul Family.

2.

LICENSE GRANT

All Software provided to BCLS under this Agreement is subject to the software license terms attached hereto as Exhibit C.

3.

FEES

a.

RL will deliver the Materials, Software and Services in accordance with the exhibits hereto and BCLS shall pay RL according to the payment terms set forth on Exhibit A.

b.

All prices and fees are in U.S. dollars unless otherwise specified.

c.

BCLS is responsible for all sales, use, value-added, excise, property, withholding, and other taxes and duties (if any) assessed by any authority in connection with this Agreement.

d.

Invoices not paid within the terms set out in Exhibit A are subject to interest charges accruing from the invoice date at an annual rate equal to the prime rate listed in the Money Rates section of The Wall Street Journal published on the first business day preceding the date of invoice plus 4%, but in no case more than the maximum amount allowed by law, if any.

4.

SUPPORT

The Paul Family and BCLS’s educators, administrative users and technical support personnel will have unlimited access to phone support and online chat support for the Software solely for the Purpose; Monday through Friday during RL’s normal business hours, excluding holidays observed by RL.

Use of computer technology, public utilities and the internet are inherently subject to uncertainties and RL does not represent that use of the Software will be uninterrupted, error-free, virus free, without slow response time, or completely secure.

Support does not include issues relating to use of the Internet or software and hardware not provided by RL. Maintenance and support of any RL-provided equipment is subject to the limited warranty terms included in the equipment documentation. BCLS agrees to provide RL with all information reasonably requested by RL for use in replicating, diagnosing and correcting any Software errors or other problems reported by BCLS.

BCLS is responsible for limiting Software access rights to its employees, students, parents and anyone else for whom BCLS sets up a user account in the Software (collectively “Users”) solely in the furtherance of the Purpose and assumes all risks associated with its password policies, administration of User rights, and for the use or misuse of the system by the Users.

5.

AGREEMENT TO USE COMMERCIALLY REASONABLE EFFORTS

RL agrees to use its commercially reasonable efforts to deliver the Materials, Software and Services, as described more fully in the exhibits to this Agreement, in a competent and professional manner, and in compliance with the terms and conditions set forth in this Agreement.

6.

PROPRIETARY INFORMATION

a.

The parties agree to maintain the confidentiality of business, operational and other information provided to one another hereunder, provided such information is marked or otherwise identified as confidential or proprietary or is of a nature that the receiving party knows or should know is confidential or proprietary (referred to herein as “Proprietary Information”), and will only use it in carrying out its rights and obligations under this Agreement.  Without limiting the foregoing, BCLS will only use the Software for the Purpose.

b.

Both parties agree to restrict access to the Proprietary Information of the other only to employees and contractors who require access in the course of their assigned duties and responsibilities in connection with this Agreement.

c.

The confidentiality obligations of the parties regarding the Proprietary Information of the other shall not apply to any material or information that (i) is or becomes a part of the public domain through no act or omission by the receiving party, (ii) is independently developed by employees of the receiving party without use or reference to the Proprietary Information of the other party, (iii) is disclosed to the receiving party by a third-party that, to the receiving party’s knowledge, was not bound by a confidentiality obligation to the other party, (iv) is demanded by a lawful order from any court or any body empowered to issue such an order, or (v), is required by operation of law.

7.

PRIVACY

a.

Each party is responsible for its compliance with the applicable privacy laws, including the Children’s Online Privacy Protection Act and the Family Educational Rights and Privacy Act (collectively, the “Privacy Laws”). In the event of conflict or uncertainty interpreting the Privacy Laws, a party will resolve the uncertainty or conflict in favor of prohibiting the disclosure of personally identifiable information.

b.

All personally identifiable information and school-identifying information (collectively “BCLS Information”) shall remain the property of the BCLS.

c.

Non-identifiable and de-identified information is the property of RL and may be used for research, product development, improving the Software, and other legitimate purposes.

d.

BCLS will keep confidential the technical information relating to the setup and security of the Software including but not limited to RL server IP addresses, passwords, virtual private network setup, and encryption keys.

8.

TERM AND TERMINATION

a.

The initial term of this Agreement will commence on the Effective Date and will continue for a period of five (5) years.  BCLS shall have the option (but not the obligation) to extend the initial term for an additional five (5) years by providing the Company written notice prior to the termination of the initial term.  The initial term of this Agreement and any extension thereof are referred to herein as the “Term.”

b.

RL may terminate this Agreement, and/or any licenses granted herein immediately without right to cure if BCLS uses, transfers or discloses any of the Software or other Proprietary Information, or any copy or modification thereof, in violation of this Agreement.

c.

Either party may cancel this Agreement upon 30-day’s written notice if the other party has breached any material provision of this Agreement, including failure to make payments when due and such breach is not fully cured within such 30-day period.

d.

BCLS may terminate this Agreement at any time by returning all copies of the Software to the Company or informing the Company in writing that it will no longer utilize any Software and deleting all copies thereof.

e.

Upon termination BCLS shall immediately pay to RL all undisputed amounts due for Materials, Software and Services provided under this Agreement, and RL shall reimburse BCLS the pro-rata portion of any annual subscription fees or any other fees paid in advance for any unexpired subscription period or any other unexpired period.  Termination of this Agreement shall not limit the remedies otherwise available to either party, including injunctive relief.  Sections 6 through 9 of this Agreement and all Software restrictions and intellectual property ownership provisions included in the exhibits to this Agreement shall survive any termination or expiration of this Agreement.

9.

DISCLAIMER OF WARRANTIES

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SOFTWARE, SERVICES AND MATERIALS ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND.  NEITHER THE COMPANY NOR ITS SUPPLIERS MAKES ANY WARRANTY AS TO THE ACCURACY, SUFFICIENCY OR SUITABILITY FOR ANY PURPOSES WHATSOEVER OF THE SOFTWARE, SERVICES OR MATERIALS.  NEITHER COMPANY NOR ITS SUPPLIERS MAKES ANY WARRANTIES OR REPRESENTATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES, TERMS OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, CORRESPONDENCE WITH DESCRIPTION, QUIET ENJOYMENT OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

10.

LIMITATIONS OF LIABILITY AND DAMAGES

RL WILL NOT BE LIABLE FOR NOR SHALL CUSTOMER MAKE ANY CLAIM FOR (WHETHER BASED ON CONTRACT, TORT, STRICT OR STATUTORY LIABILITY, NEGLIGENCE OR OTHERWISE), ANY SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, DIRECT, INDIRECT OR CONSEQUENTIAL DAMAGES (EVEN IF RL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR SAVINGS, LOSS OF USE OF SERVICES, COST OF CAPITAL, COST OF SUBSTITUTE SERVICES OR FACILITIES, DOWNTIME COSTS OR DAMAGES AND EXPENSES ARISING OUT OF THIRD-PARTY CLAIMS.

11.

MISCELLANEOUS

a.

BCLS shall comply with all then current export and import laws and regulations of the United States and such other governments as are applicable to the Software. In particular, but without limitation, the Software may not be exported (i) into (or to a national or resident of) any U.S. embargoed country (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Department of Commerce’s Table of Denial Orders. By using the Software you represent and warrant that you are not located in, under control of, or a national or resident of any such country or on any such list.

b.

RL may use third-parties in performance of this Agreement and all references to RL or its employees shall be deemed to include such third-parties.

c.

A party may not assign this Agreement or any license granted or created hereunder whether by operation of law, or in any other manner, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Company may assign this Agreement either (i) to an affiliate of Company so long as the Company remains secondarily liable, or (ii) in its entirety as part of the sale or transfer, directly, indirectly or by operation of law of all or substantially all of the assets or business of the Company.

d.

The parties are independent contractors and nothing in this Agreement shall be deemed to make either party an agent, employee, partner or joint ventures of the other party.

e.

The waiver by either party of a breach by the other party of any provisions of this agreement shall not be deemed a waiver of any subsequent breach.

f.

This agreement shall be governed by the laws of the State of Wisconsin, excluding its conflict of law provisions.

g.

Any notice required under this Agreement shall be given in writing and shall be deemed effective upon mailing by first class mail, properly addressed and postage prepaid, or delivery by courier service to the address specified on the face page hereof or to such other address as the parties may designate in writing.

h.

If any portion of this Agreement is determined to be or becomes unenforceable or illegal, such portion shall be deemed eliminated and the remainder of this Agreement shall remain in effect in accordance with its terms as modified by such deletion.

i.

The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation, or expiration of this Agreement.

j.

Except for payment defaults, neither party shall be considered in default in performance of its obligations hereunder if performance of such obligations is prevented or delayed by force majeure or any cause beyond its reasonable control.

k.

This Agreement, including the attached exhibits, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all proposals and prior discussions and writings between the parties with respect thereto. This Agreement may only be modified in writing and only if signed by authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the 15th day of August, 2011.

RENAISSANCE LEARNING, INC.	BASE CAMP LEARNING SOLUTIONS, INC.

/s/ Glenn R. James	/s/ Terrance D. Paul

Title: CEO	Title: Pres.

Date: 15 Aug 2011	Date: 8/15/11

EXHIBIT A

PAYMENT TERMS

1.

BCLS shall pay the Company for the license set forth in Exhibit C the amount of four thousand U.S. dollars ($4000) per year each year during the Term, with the first payment due within two weeks of the Effective Date and then annually thereafter, subject to price increases of no more than five percent (5%) per year.

2.

In the event that BCLS provides Company with written notice of its election to obtain the Source Code License (defined in Exhibit B), BCLS shall promptly pay to Company a one-time fee of twenty-five thousand U.S. dollars ($25,000).

3.

BCLS may purchase Materials at a price equal to the price the Company charges school district customers of the Company at the time of the sale to BCLS.

4.

Send all payments to:

Renaissance Learning, Inc.

2911 Peach Street

P.O. Box 8036

Wisconsin Rapids, WI 54495-8036

Attn:  Mary Minch

EXHIBIT B

OPTIONAL MATERIALS AND SOURCE CODE LICENSE PURCHASES

1.

Option to Purchase Materials.  During the Term, the Company grants to BCLS the right to purchase (per Exhibit A) up to a maximum of fifty (50) units annually of:

(a)

the Company’s hardware Materials produced or marketed by the Company currently or in the future, including but not limited to Neo Laptops, Accelerated Math scanners, and 2 Know Responders; and

(b)

all other supporting Materials produced or marketed by the Company currently or in the future, including Accelerated Math Learning Cards, Math Builders, Reading Renaissance Power Lessons, Math Renaissance Power Lessons, Renaissance Vocabulary Power Lessons and any other training materials, on-line courses and any related Materials.

2.

Option to Purchase Source Code License.   The Company grants to BCLS the right to purchase during the Term (in accordance with Exhibit A) and subject to Section 4 of the Agreement and all of the restrictions on use of Software set forth in Exhibit C, for confidential, non-commercial use by BCLS solely for the Purpose, access to and a perpetual, fully-paid up (upon Company’s receipt of the applicable license fees set forth on Exhibit A), royalty-free license to use, modify, and adapt the source code of Accelerated Reader Enterprise, Accelerated Reader, Accelerated Math Enterprise, Accelerated Math, Math Facts in a Flash, STAR Reading, STAR Early Literacy and STAR Math in the form that each item of such Software exists as of the Effective Date, including all necessary Documentation related thereto in existence as of the Effective Date, and the library of Accelerated Reader quizzes existing as of the date during the Term of BCLS’s election hereunder, in each case solely for the Purpose (the “Source Code License”).

3.

Source Code Escrow.  Within sixty (60) days following the Effective Date, the parties will set up a source code escrow account with a reputable escrow agent mutually agreed upon by the parties.  The source code escrow account will include the source code of the Software that is the subject of the Source Code License.  Company shall maintain the account at its own expense during the Term; provided, however, that Company shall have no obligation to provide any Software updates, enhancements or new versions to the escrow account; provided, further, however, that Company shall, no less than annually during the Term or until BCLS elects to exercise its right to obtain the Source Code License, provide to the escrow account the updated library of Accelerated Reader quizzes.  Promptly upon the establishment of the account, BCLS shall verify the accuracy and completeness of the source code files included in the account.   No source code shall be released to BCLS unless and until BCLS tenders to Company the fees set forth on Exhibit A applicable to the Source Code License.

EXHIBIT C

SOFTWARE LICENSE

1.

Grant of License.  In accordance with the terms and conditions of the Agreement, RL grants BCLS a non-exclusive, nontransferable license to use the Software during the Term solely for the Purpose.  Unless BCLS elects to exercise the Source Code License, such Software shall be provided by RL to BCLS solely in object code form.

2.

Student Capacity.  Students permitted to use this Software are limited to the Paul Family.  Circumventing this restriction by any means is a material breach of this Agreement and may result in immediate termination of this Agreement by RL.

3.

Restrictions.  BCLS shall not make the Software or Content available in whole or in part in any networked or time-sharing environment extending beyond BCLS ’s internal systems and intranet; provided, however, that BCLS may use the Software or Content on any device or any at site so long as it restricts access to the Paul Family through reasonable security efforts. “Content” means all types of information including without limitation text, software, sound recordings, photographs, graphics, video, databases or any other compilations rendered available by RL and accessible through the Software.  BCLS SHALL NOT PERMIT STUDENT TESTING OR ANY OTHER STUDENT USE OF THE SOFTWARE OR THE CONTENT OF THE SOFTWARE (“CONTENT”) OTHER THAN FOR THE PURPOSE.  BCLS may not copy any portion of the Software or translate, reverse-engineer, disassemble, or decompile any Software provided to BCLS in object code form only. Embedded third-party applications may only be used in conjunction with the Software and data processed by the Software. BCLS is responsible for use of the Software by all persons BCLS provides Software access to (i.e. its: educators, parents, students or other users involved in the Purpose) and shall ensure that use of the Software by persons to whom BCLS provides access is in accordance with the terms and conditions hereof.

4.

Ownership. All rights in the Software and Content including but not limited to copyright, database rights and other intellectual property rights, are owned and retained by RL and the relevant licensors of any embedded third-party software. The Software and Content are protected by U.S. and international copyright laws and the Software’s source code is a trade secret of RL. Neither the Software nor the BCLS ’s rights or obligations under this Agreement may be sublicensed, leased, rented, distributed, assigned, or transferred in whole or in part to any third-party. All Content provided with the Software shall be used solely by BCLS at sites reasonably related to the Purpose in accordance with the restrictions in Clause 3 and the other terms and conditions of this Agreement. Content shall not be copied, published, given away, posted, leased, sold, or licensed to any third-party. Content shall not be used in conjunction with software other than that provided or authorized by RL. BCLS is prohibited from capturing or extracting Content by any means not expressly granted hereunder, or using it for any purpose other than the Purpose.

5.

Technological Changes. As technology advances it becomes necessary for software companies to discontinue support for older operating systems and third-party software. It is the responsibility of BCLS to keep its computers, networks, operating systems, and third-party software up-to-date and functional.